Exhibit 14.1

Activant Solutions Inc. (the “Company”)

Code of Ethics for Senior Financial Management

Statement of Purpose; Guiding Principles; Covered Employees

This Code of Ethics (the “Code”) is applicable to the Chief Executive Officer, the Chief Financial Officer, the Vice President of Finance, the Controller, and the General Counsel (the “Covered Officers”). In adopting this Code the Company has recognized the vital importance of conducting business in full compliance with all applicable laws and with integrity and honesty. All references herein to dealings with, or actions of or transactions with, the Company refer also to dealings with, or actions of or transactions with, any wholly owned subsidiary of the Company.

The purpose of this Code is to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and business or professional relationships;

•	full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, the U.S. Securities and Exchange Commission (“SEC”) and in other public communications;

•	compliance with all other applicable governmental laws, rules and regulations;

•	prompt internal reporting of violations of this Code pursuant to the appropriate persons; and

•	accountability for adherence to this Code.

In furtherance of this purpose and these principles, each member of the Company’s senior financial management is expected to maintain a high standard of business ethics when conducting of business on behalf of the Company and in personal relationships that may affect the business or affairs of the Company.

Implementing Policies and Procedures

In furtherance of the purpose and principles stated above, the Covered Officers must adhere to the following set of implementing policies and procedures:

(1) Avoidance and Handling of Conflict of Interest Situations.

Each Covered Officer is expected, whenever practicable, to avoid situations where personal interests may conflict with, or be reasonably perceived to conflict with, the best interests of the Company and, where it is not possible to avoid an actual or apparent conflict of interest, to act in a manner expected to protect and advance the Company’s interests. Accordingly, a Covered Officer:

•	is not permitted to compete, either directly or indirectly, with or against the Company;

•	should avoid making any personal investment, acquiring any personal financial interest or entering into any association that interferes, might interfere, or might reasonably be thought to interfere, with his or her independent exercise of judgment on behalf of the Company and in its best interest; and

•	take or otherwise appropriate for his or her personal benefit or the benefit of any other person or enterprise any business opportunity or potential opportunity that arises or may arise in any line of business in which the Company engages or is considering engaging.

No Covered Officer may engage in any transaction with the Company or avail himself or herself of any opportunity available to the Company without first obtaining the written approval of the Audit Committee or the General Counsel.

•	Where the interests of the Company and the interests of a Covered Officer may conflict or be perceived to conflict, it will generally be necessary for the Covered Officer to cease to be involved in dealing with the matter on behalf of the Company and for another officer or employee to act for the Company.

•	There is no “bright-line” test for, or comprehensive definition of what constitutes, a conflict of interest, although at a minimum compliance with all applicable laws and this Code is required. While not every situation that may give rise to a conflict of interest can be enumerated, a Covered Officer must treat as a potential conflict of interest any situation in which he or she, or any person with whom he or she has a close personal or familial relationship:

•	solicits or accepts a gift or other personal, unearned benefit as a result of his or her position with the Company (other than non-monetary items of nominal intrinsic value);

•	has any financial interest in any competitor, customer, supplier or other party dealing with the Company (other than ownership of publicly traded securities of such a company having in the aggregate a value of no more than $100,000);

•	has a consulting, managerial or employment relationship in any capacity with a competitor, customer, supplier or other party dealing with the Company, including the provision of voluntary services; or

•	acquires property or rights in which the Covered Officer knows or should know that the Company is likely to have an interest.

•	Each Covered Officer should complete a certificate attesting to the absence of any conflict of interest situation or disclosing any such situation promptly after the later of the adoption of this Code or becoming a Covered Officer, and annually thereafter.

(2) Full, Fair and Timely Disclosure; Adequacy of Disclosure Controls

The Covered Officers are responsible for assuring accurate, full, fair, timely and understandable disclosure in all the Company’s public communications, including any document filed with or submitted by the Company to the SEC or other governmental agency or entity. Accordingly, it is the responsibility of each of the Covered Officers promptly to bring to the attention of the General Counsel or the Audit Committee any credible information of which he or she becomes aware that would place in doubt the accuracy and completeness in all material respects of any disclosures of which he or she is aware that have been made, or are to be made, directly or indirectly by the Company in any public SEC filing or submission or any other public communication, whether oral or written. In addition, each Covered Officer is responsible for promptly bringing to the attention of the General Counsel or Audit Committee any credible information of which he or she becomes aware that indicates that the Company’s system for preparing its financial reports or other public disclosures are inadequate in any material respect, even if a materially inaccurate or incomplete disclosure has not resulted or is not expected imminently to result from such inadequacy. More specifically, the Covered Officers shall promptly bring to the attention of the General Counsel or the Audit Committee any credible information of which he or she is aware concerning:

•	significant deficiencies or material weaknesses in the design or operation of (a) the Company’s system of internal accounting controls that could adversely affect the Company’s ability to record, process, summarize and report financial data or (b) the Company’s system for collecting, assessing and reporting to the public in a timely manner other information required to be disclosed by SEC requirements;

•	any fraud, whether or not material, that involves management or other employees who have a role in the Company’s financial reporting, disclosures or internal controls or which otherwise could affect the accuracy and timeliness of its financial reporting; or

•	any significant changes in internal controls or in other factors that could significantly affect internal controls, including any corrective actions with regard to significant deficiencies and materials weaknesses.

Unless a Covered Officer has raised the matter with the Disclosure Committee, the General Counsel shall notify the Disclosure Committee of any issue regarding the adequacy in all material respects of the Company’s public disclosures and/or the Company’s internal controls and procedures raised by information reported by a Covered Officer as provided by this Code, and the Disclosure Committee shall determine how to address the matter, including but not limited to notification of the Audit Committee or the full Board of Directors.

3. Compliance with and Administration of this Code.

The Covered Officers shall promptly bring to the attention of the General Counsel or the Audit Committee any credible information he or she may receive or become aware of indicating:

•	that any violation of this Code or of the Policy has occurred or is imminent,

•	that any violation of the U.S. federal securities laws or any rule or regulation thereunder by the Company or any officer, employee or other agent of the Company has occurred or is imminent, or

•	that any violation by the Company or any officer, employee or other agent of the Company of any other law, rule or regulation applicable to the Company has occurred or is imminent.

In addition, each executive officer of the Company is expected to bring to the attention of the General Counsel or the Audit Committee any credible information he or she may receive or become aware of indicating that any violation of this Code by any Covered Officer has occurred or is imminent.

The General Counsel will promptly notify the Audit Committee of any report he or she has received of such a violation by a Covered Officer and shall promptly notify the

Disclosure Committee (other than any member who is the subject of a report) of any report of any other such violation and shall also promptly notify the Audit Committee if such a violation may be material to the Company. In any circumstance where a Covered Officer or executive officer may consider it impracticable or contrary to the Company’s best interest to make a report under this Code to the person regularly designated to receive such report under this Code, the report may instead be made to the Company’s chief executive officer and/or the Chairman of the Audit Committee.

Except as may be otherwise provided by action of the Board of Directors or the Audit Committee pursuant to authority delegated to it by the Board of Directors, the Audit Committee shall be responsible for determining how a report of a violation made to it under this Code should be addressed.

•	The Audit Committee, in accordance with its charter, shall determine whether or not a violation of this Code has occurred or may occur, after appropriate investigation, and shall make recommendations to the Board of Directors on the appropriate responsive action(s) to be taken. Such action(s), as ultimately determined by the Board of Directors, shall be reasonably designed to deter violations of this Code or other wrongdoing and to promote accountability for adherence to this Code, and shall include appropriate remedies and sanctions (including but not limited to censure, suspension or termination), depending on, among other factors, the nature and severity of the action, whether it was knowing, and whether the person committing it has committed prior infractions.

Only the Company’s Board of Directors or Audit Committee may grant waivers from compliance with this Code. All waivers, including implicit waivers, shall be publicly disclosed as required by applicable SEC regulations. For this purpose, a “waiver” means the approval by the Company’s Board of Directors or Audit Committee of a material departure from a provision of this Code and an “implicit waiver” means the failure of the Company’s Board of Directors or Audit Committee to take action within a reasonable period of time regarding a material departure from a provision of this Code after any executive officer of the Company has become aware of such material departure.

•	If the Board of Directors, or Audit Committee, decides to grant a waiver from this Code:

•	It shall ensure that, if circumstances warrant, the waiver is accompanied by appropriate controls designed to protect the Company from the risks of the transaction, or otherwise attendant on the circumstances, with respect to which the waiver is granted.

•	The Disclosure Committee shall be advised of the waiver for the purposes of ensuring prompt disclosure regarding the waiver and for consideration of any supplement or modification of the Company’s disclosure controls or procedures.

It is the Company’s policy that any employee who in good faith brings information regarding a violation (or potential violation) of this Code to the attention of any of his or her supervisors, the General Counsel, or the Audit Committee (or any other director or officer) shall not be disadvantaged or discriminated against in any term or condition of his or her employment (including the opportunity for promotion) by reason of the employee taking such action. Moreover, it is the Company’s policy to protect against any such disadvantage or discrimination those supervisors, officers and directors who in good faith take appropriate action in response to any concerns or complaints received by them, including undertaking any investigation or reporting the matter to another authority within the Company.

The Board of Directors shall review the operation and adequacy of this Code at least once every three years.